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                      T. ROWE PRICE   EQUITY SERIES, INC.

                             ARTICLES SUPPLEMENTARY


     T. Rowe Price Equity Series, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (hereinafter called the ^Corporation^), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article Sixth of the Charter of the Corporation, the Board of Directors has duly classified a number of shares of its unissued common stock (determined in connection with the SECOND paragraph below) into a new class (i) of the T. Rowe Price Blue Chip Growth Portfolio series of common stock to be designated the T. Rowe Price Blue Chip Growth Portfolio - II, (ii) of the T. Rowe Price Equity Income Portfolio series of common stock to be designated the
T. Rowe Price Equity Income Portfolio - II, (iii) of the T. Rowe Price Health Sciences Portfolio series of common stock to be designated the T. Rowe Price Health Sciences Portfolio - II, and (iv) of the T. Rowe Price Mid-Cap Growth Portfolio series of common stock to be designated the T. Rowe Price Mid-Cap Growth Portfolio - II.

     SECOND: After giving effect to the foregoing classification, the Board of Directors has heretofore duly divided and classified an aggregate of One Billion (1,000,000,000) shares of the unissued Common Stock of the Corporation into the following series on the dates indicated in the parentheses following the names of the respective series: T. Rowe Price Equity Income Portfolio and T. Rowe Price New America Growth Portfolio (January 31, 1994), T. Rowe Price Personal Strategy Balanced Portfolio (July 13, 1994), T. Rowe Price Mid-Cap Growth Portfolio (August 1, 1996), T. Rowe Price Blue Chip Growth Portfolio, T. Rowe Price Equity Index 500 Portfolio, and T. Rowe Price Health Sciences Portfolio (October 19, 2000), T. Rowe Price Blue Chip Growth Portfolio - II, T. Rowe Price Equity Income Portfolio - II, T. Rowe Price Health Sciences Portfolio - II, and
T. Rowe Price Mid-Cap Growth Portfolio - II (February 6, 2002). Each such series and/or class shall consist, until further changed, of the lesser of (x) 1,000,000,000 shares or (y) the number of shares that could be issued by issuing all of the shares of any series and/or class currently or hereafter classified less the total number of shares then issued and outstanding in all of such series and/or class. All shares of each series have the powers, preferences, other special rights, qualifications, restrictions, and limitations set forth in the Charter. The Board of Directors also has provided for the issuance of the shares of each such series. The T. Rowe Price Blue Chip Growth Portfolio - II,
T. Rowe Price Equity Income Portfolio - II, T. Rowe Price Health Sciences Portfolio - II, and T. Rowe Price Mid-Cap Growth Portfolio - II shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights with the Common Stock of the Corporation; provided, however, that notwithstanding anything in the charter of the Corporation to the contrary:

               (1)Expenses uniquely related to the T. Rowe Price Blue Chip Growth Portfolio - II, T. Rowe Price Equity Income Portfolio - II, T. Rowe Price Health Sciences Portfolio - II, and T. Rowe Price Mid-Cap Growth Portfolio - II classes (including, without limita-


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          tion, distribution expenses under a Rule 12b-1 plan and
          administrative expenses under an administration or service agreement, plan or other arrangement, however designated) shall be borne by that class, and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that class, all as the Board of Directors may determine by resolution from time to time, and shall be described in the prospectus or statement of additional information for such class as and to the extent required by the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

               (2)
          As to any matter with respect to which a separate vote of any class is required by the Investment Company Act (including, without limitation, approval of any plan, agreement or other arrangement referred to in subsection (1) above), such requirement as to a separate vote by that class shall apply in lieu of any voting requirements established by the Maryland General Corporation Law. As to any matter which does not affect the interest of the T. Rowe Price Blue Chip Growth Portfolio - II, T. Rowe Price Equity Income Portfolio - II, T. Rowe Price Health Sciences Portfolio - II, and T. Rowe Price Mid-Cap Growth Portfolio - II classes, only the holders of shares of the affected class or classes shall be entitled to vote.


     THIRD: The stock has been classified by the Board of Directors under authority contained in the Charter.

     IN WITNESS WHEREOF, T. Rowe Price Equity Series, Inc. has caused these Articles to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary on February 6, 2002.

WITNESS:                    T. ROWE PRICE EQUITY SERIES, INC.

/s/Patricia B. Lippert                     /s/Henry H. Hopkins
__________________________         By: _______________________________
Patricia B. Lippert, Secretary      Henry H. Hopkins, Vice President




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THE UNDERSIGNED, Vice President of T. Rowe Price Equity Series, Inc., who
executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                        /s/Henry H. Hopkins
                                         ______________________________
                                         Henry H. Hopkins, Vice President